Exhibit 11

                   STIRLING COOKE BROWN HOLDINGS LIMITED

         STATEMENT OF COMPUTATION OF NET INCOME PER ORDINARY SHARE

  (Expressed in thousands of United States Dollars, except per share data)




                                                 As of or for the            As of or for the
                                                   three months                 six months
                                                  ended June 30                ended June 30
                                              1997           1998            1997           1998
                                           -----------    -----------    -----------    -----------
Net Income .............................   $     3,172    $     4,025    $     5,992    $     8,012
                                           ===========    ===========    ===========    ===========

BASIC
Number of Shares:
Weighted average number of ordinary
  shares outstanding ...................     8,000,000      9,863,372      8,000,000      9,863,372
Weighted average treasury shares held ..      (360,800)       (40,000)      (281,792)       (40,000)
Shares issued in June, 1997(1) .........       288,888           --          288,888           --
                                           -----------    -----------    -----------    -----------
                                             7,928,088      9,823,372      8,007,096      9,823,372
                                           ===========    ===========    ===========    ===========
Net income per share ...................   $      0.40    $      0.41    $      0.75    $      0.82
                                           ===========    ===========    ===========    ===========

DILUTED
Number of shares:
Weighted average number of ordinary
  shares outstanding ...................     8,000,000      9,863,372      8,000,000      9,863,372
Weighted average treasury shares held ..      (360,800)       (40,000)      (281,792)       (40,000)
Shares issued in June, 1997 ............       288,888           --          288,888           --
Incremental shares of outstanding
  stock options ........................       268,131         60,544        260,740         52,117
                                           -----------    -----------    -----------    -----------
                                             8,196,219      9,883,916      8,267,836      9,875,489
                                           ===========    ===========    ===========    ===========
Net income per share assuming
  dilution .............................   $      0.39    $      0.41    $      0.72    $      0.81
                                           ===========    ===========    ===========    ===========

(1)In accordance with SEC Staff Accounting Bulletin 98, ordinary shares which were issued in connection with the conversion of 25 class "A" non-voting shares are considered outstanding for all prior periods presented for purposes of both basic and diluted presentations.